Exhibit 99.1

Mesa Labs Reports Record Revenues and Adjusted Operating Income for the Fourth Quarter and Fiscal Year 2018

Lakewood, Colorado, June 5, 2018 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported record revenue and adjusted operating income for both the fourth quarter and Fiscal Year 2018.

Highlights for the quarter ended March 31, 2018 as compared to last year:

●	Revenues increased 11 percent
●	Net income increased 17 percent
●	Non-GAAP adjusted operating income[1] increased 23 percent

Revenues for the fourth quarter increased 11 percent to $26,881,000 as compared to $24,299,000 for the same quarter last year. Operating income for the fourth quarter increased 24 percent to $6,641,000 as compared to $5,340,000 for the same quarter last year. Net income for the fourth quarter increased 17 percent to $4,254,000 or $1.08 per diluted share of common stock as compared to $3,643,000 or $0.94 per diluted share of common stock in the same quarter last year. Operating and net income for the fourth quarter ended March 31, 2017 were impacted by unusual items consisting of a $268,000 expense, before tax, related to relocation costs associated with the consolidation of our current Sterilization and Disinfection Control facilities into our new building in Bozeman, Montana and a $580,000 expense, before tax, related to a reserve for slow moving inventory associated with a specific model of our Cold Chain Monitoring sensors.

Revenues for Fiscal Year 2018 increased three percent to $96,179,000 as compared to $93,665,000 last year. Operating income for Fiscal Year 2018 decreased 87 percent to $2,183,000 as compared to $16,313,000 last year. Net (loss) income for Fiscal Year 2018 decreased 126 percent to $(2,962,000) or $(0.79) per diluted share of common stock as compared to $11,183,000 or $2.91 per diluted share of common stock last year. Operating and net loss for Fiscal Year 2018 were impacted by unusual items consisting of $13,819,000, $1,916,000 and $842,000 expenses, before tax, related to the impairment of goodwill, reserve for Cold Chain Monitoring Division inventory and the Bozeman relocation costs discussed above, respectively. Net loss for Fiscal Year 2018 was also impacted by an unusual item consisting of a $300,000 expense (included in other expense, net), before tax, related to an increase in the PCD earn-out liability which resulted from higher revenues in the product line than were originally forecasted at the time the earn-out liability was booked in purchase accounting. Operating and net income for Fiscal Year 2017 were impacted by the same Bozeman relocation expenses ($725,000, before tax) and inventory reserve described above. Net income for Fiscal Year 2017 was also impacted by an unusual item consisting of a $450,000 expense (included in other expense, net), before tax, related to an increase in the same PCD earn-out liability discussed above.

On a non-GAAP basis, adjusted operating income (which excludes the non-cash impact of amortization of intangible assets, stock-based compensation and impairment losses on goodwill) for the fourth quarter increased 23 percent to $8,757,000 or $2.23 per diluted share of common stock as compared to $7,128,000 or $1.84 per diluted share of common stock for the same quarter last year. Adjusted operating income for Fiscal Year 2018 increased two percent to $24,603,000 or $6.53 per diluted share of common stock as compared to $24,174,000 or $6.29 per diluted share of common stock last year. Except for the impairment loss, adjusted operating income for the three months and years ended March 31, 2018 and 2017, were impacted by the same operating income items noted above.

“We are pleased with financial progress across the business this quarter and have made significant strides in improving the operating effectiveness of the company,” said Gary Owens, President and Chief Executive Officer. “Our Lean-based operating system, The Mesa Way!, is showing initial Commercial progress with increased revenues in all of our divisions for the fourth quarter (as compared to the same quarter last year), and, excluding the Cold Chain Packaging division, revenues up five and a half percent for the full year. The Mesa Way! continued to have a strong operational impact in the fourth quarter with inventories down 20 percent for the year (excluding the reserve for Cold Chain Monitoring inventory noted above), on time deliveries to customers improving and gross profit margin percentage increasing 210 basis points when compared to the same quarter of Fiscal Year 2017.

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Sterilization and Disinfection Control (45 percent of revenues in Fiscal Year 2018), delivered strong growth with revenues up 13 percent in the quarter and 12 percent for the year versus the corresponding periods of Fiscal Year 2017. Fourth quarter gross profit margin percentage was essentially flat as compared to the same quarter in the prior year. The consolidation of operations into Bozeman, Montana remains on track and unusual expenses associated with the relocation were substantially completed in the fourth quarter.

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Instruments revenues (35 percent of revenues in Fiscal Year 2018) bounced back strongly in the fourth quarter, increasing 10 percent versus the same quarter of Fiscal Year 2017 and enabling full year revenues to only decline one percent versus Fiscal Year 2017. Gross profit margin percentage declined 330 basis points in the quarter versus the same quarter prior year due to product and customer mix.

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Cold Chain Monitoring revenues (14 percent of revenues in Fiscal Year 2018) were up one percent in the quarter and three percent for the full year. Gross profit margin percentage in the quarter expanded significantly year over year to 50 percent, the strongest quarter of the year.

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Cold Chain Packaging (6 percent of revenues in Fiscal Year 2018) completed the inventory burn down at the division’s largest customer as expected, delivering increased revenues of 22 percent for the quarter, which was slightly better than expected. Full year revenues were down 27 percent year over year. Gross profit margin percentage in the quarter increased 140 basis points versus the same period in Fiscal Year 2017. Despite the return to growth, the business remains highly exposed to flu vaccine related seasonality, resulting in fourth quarter revenues well below what is required to significantly improve division gross margin percentages.

During Fiscal Year 2018 we continued our sustainable growth strategy, delivering two percent organic growth and three percent inorganic growth when excluding Cold Chain Packaging. We have also successfully launched The Mesa Way!, renewed our executive leadership team and are at the very end of our infrastructure consolidation of the Sterilization and Disinfection Control Division. We enter Fiscal Year 2019 as a stronger company ready to drive proactive organic growth, improve our operational execution and continue investment in our acquisition program” concluded Mr. Owens.

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, stock-based compensation and impairment losses on goodwill. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary (Unaudited, except for the information as of and for the years ended March 31, 2018 and 2017)

Consolidated Statements of Operations

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
Revenues	$26,881	$24,299	$96,179	$93,665
Cost of revenues	10,847	10,335	41,560	40,426
Gross profit	16,034	13,964	54,619	53,239
Impairment loss on goodwill	--	--	13,819	--
Other operating expenses	9,393	8,624	38,617	36,926
Operating income	6,641	5,340	2,183	16,313
Other expense, net	223	305	1,882	2,017
Earnings before income taxes	6,418	5,035	301	14,296
Income taxes	2,164	1,392	3,263	3,113
Net income (loss)	$4,254	$3,643	$(2,962)	$11,183

Net income (loss) per share (basic)	$1.12	$0.98	$(0.79)	$3.04
Net income (loss) per share (diluted)	1.08	0.94	(0.79)	2.91

Weighted average common shares outstanding:
Basic	3,790	3,713	3,770	3,679
Diluted	3,935	3,869	3,770	3,844

Consolidated Balance Sheets

(Amounts in thousands)	March 31, 2018	March 31, 2017
Cash and cash equivalents	$5,469	$5,820
Other current assets	26,519	29,965
Total current assets	31,988	35,785
Property, plant and equipment, net	23,593	26,002
Other assets	108,520	109,946
Total assets	$164,101	$171,733

Liabilities	$64,740	$73,912
Stockholders’ equity	99,361	97,821
Total liabilities and stockholders’ equity	$164,101	$171,733

Reconciliation of Non-GAAP Measures
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended March 31,		Year Ended March 31,
	2018	2017	2018	2017
Operating income	$6,641	$5,340	$2,183	$16,313
Amortization of intangible assets	1,867	1,598	6,929	6,450
Stock-based compensation expense	249	190	1,672	1,411
Impairment loss on goodwill	--	--	13,819	--
Adjusted operating income	$8,757	$7,128	$24,603	$24,174

Adjusted operating income per share (basic)	$2.31	$1.92	$6.53	$6.57
Adjusted operating income per share (diluted)	2.23	1.84	6.53	6.29

Weighted average common shares outstanding:
Basic	3,790	3,713	3,770	3,679
Diluted	3,935	3,869	3,770	3,844

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, stock-based compensation and impairment losses on goodwill. We believe that excluding these non-cash expenses provides the ability to better understand the operations of the Company.

We provide non-GAAP adjusted operating income and non-GAAP adjusted operating income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense and impairment losses on goodwill can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any, and all events, management does (and investors should) rely upon the GAAP consolidated statements of operations. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

Mesa is a global technology innovator committed to solving some of the most critical quality control and analytical challenges in the pharmaceutical, healthcare, industrial safety, environmental and food and beverage industries.  Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Instruments, Cold Chain Monitoring and Cold Chain Packaging) which help its customers ensure product integrity, increase patient and worker safety, and design innovative solutions that improve the quality of life throughout the world.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," “estimate,” "expect," "project," “anticipate,” “intend,” "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2017, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com